Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form F-3/A No. 333-146540 and in the related Prospectus and Form F-3 No. 333-139204) of DryShips Inc. of our report dated April 27, 2007 (except for Note 5 and the 2006 financial statement schedule listed in the Index at Item 18 as to which the date is March 27, 2009), with respect to the consolidated financial statements and schedule of DryShips Inc. for the year ended December 31, 2006, included in this Annual Report (Form 20-F/A) of DryShips Inc. for the year ended December 31, 2008.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

April 2, 2009